SOUTHWEST AIRLINES REPORTS SECOND QUARTER 2022 RESULTS

DALLAS, TEXAS - July 28, 2022 - Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its second quarter 2022 financial results:

•Strong quarterly net income of $760 million1
•Record quarterly net income, excluding special items2, of $825 million
•Record quarterly operating revenues of $6.7 billion
•Cash provided by operations of $1.9 billion
•Liquidity3 of $17.4 billion, well in excess of debt outstanding of $10.5 billion

Bob Jordan, Chief Executive Officer, stated, "We are very pleased to report all-time record quarterly revenues and net income, excluding special items, representing a significant milestone in our pandemic recovery. Travel demand surged in second quarter, and thus far, strong demand trends continue in third quarter 2022. As anticipated, we experienced inflationary pressures and headwinds from operating at suboptimal productivity levels in second quarter, which we expect will continue in second half 2022; however, our fuel hedge continues to provide significant protection against higher jet fuel prices. Barring significant unforeseen events and based on current trends, we expect to be solidly profitable for the remaining two quarters of this year, and for full year 2022.

"We are making meaningful progress against our 2022 priorities, and I am very proud of our People and their heroic efforts to fight against the pandemic. Since April, we have been delivering a more reliable product for our Customers with cancellations representing less than one percent of scheduled flights in May and June 2022, which is a completion factor of more than 99 percent. We have added flights in second half 2022—especially in short-haul business markets—to better support our operation and the restoration of our route network. We reached another milestone, returning to overall pre-pandemic staffing levels in May 2022. We plan to continue our hiring and training efforts in specific areas—in particular, Pilots—to support further network restoration and future growth with plans to add over 10,000 Employees, net of attrition, this year. However, we plan to begin moderating overall hiring in second half 2022 as our focus shifts to 2023 planning and executing on our goals to better optimize staffing to flight schedules, reduce cost inefficiencies, and return to historic efficiency levels.

"We are experiencing delays in our aircraft deliveries from The Boeing Company (Boeing), and we now estimate 2022 deliveries to be 66 versus the previously expected 114, ending the year with 765 aircraft. Despite those delays, we are confident about our ability to fly our flight schedules as planned, which are currently published through March 8, 2023. We continue to invest in technologies, airports, and facilities to further modernize our operation and allow us to scale for future growth.

"We are also investing in the Southwest Customer Experience, and I am thrilled about today's announcement introducing yet another exciting Customer benefit that sets Southwest even further apart from the competition: Flight credits don’t expire4. We are famous for offering industry-leading flexibility for Customers, and it is a key differentiator of our brand. Based on research and feedback, we believe flexibility has become even more important to Customers over the past few years. This further extension of flexibility for our Customers reinforces Southwest as industry-leading and builds on our low-fare brand with no fees to change or cancel plans5; two bags fly free®6; Rapid Rewards® points that don’t expire; and transferable flight credits7. With flight credits that don’t expire and the addition of our new Wanna Get Away PlusTM fare product—along with recently announced investments to enhance WiFi, install latest-technology onboard power ports, offer larger overhead bins, and enable new self-service capabilities—we are making travel even easier. We believe we have the strongest route network and value proposition for Customers in the domestic U.S., and also believe this policy change will both win new Customers and increase Customer loyalty."

Guidance and Outlook:
The following tables introduce or update selected financial guidance for third quarter 2022 and full year 2022, as applicable:

3Q 2022 Estimation
Operating revenue compared with 2019 (a)	Up 8% to 12%
ASMs compared with 2019 (b)	~Flat
Economic fuel costs per gallon[2,8]	$3.25 to $3.35
Fuel hedging premium expense per gallon	$0.02
Fuel hedging cash settlement gains per gallon	$0.46
ASMs per gallon (fuel efficiency)	76 to 78
CASM-X (c) compared with 2019[9]	Up 12% to 15%
Scheduled debt repayments (millions)	~$55
Interest expense (millions)	~$90
Aircraft (d)	741

	2022 Estimation	Previous estimation
ASMs compared with 2019 (b)	Down ~4%	No change
Economic fuel costs per gallon[2,8]	$2.95 to $3.05	$2.75 to $2.85
Fuel hedging premium expense per gallon	$0.04	No change
Fuel hedging cash settlement gains per gallon	$0.51	$0.54
CASM-X (c) compared with 2019[9]	Up 12% to 16%	No change
Scheduled debt repayments (millions)	~$820	~$650
Interest expense (millions)	~$360	No change
Aircraft (d)	765	814
Effective tax rate	24% to 26%	No change
Capital spending (billions) (e)	~$4.0	~$5.0

(a) The Company believes that operating revenues compared with 2019 is a relevant measure of performance due to the significant impacts in 2020 and 2021 from the pandemic.
(b) Available seat miles (ASMs, or capacity). The Company's flight schedule is currently published for sale through March 8, 2023. The Company currently expects fourth quarter 2022 capacity to be down in the range of 1 percent to 2 percent compared with fourth quarter 2019, and first quarter 2023 capacity to be up approximately 10 percent, compared with first quarter 2022.
(c) Operating expenses per available seat mile, excluding fuel and oil expense, special items, and profitsharing.
(d) Aircraft on property, end of period. The Company ended second quarter 2022 with 730 Boeing 737 aircraft. During third quarter 2022, the Company expects to take delivery of 23 Boeing 737 MAX 8 (-8) aircraft and retire 12 Boeing 737-700 (-700) aircraft to end the quarter with 741 aircraft. During fourth quarter 2022, the Company expects to take delivery of 31 -8 aircraft and retire seven -700 aircraft to end the year with 765 aircraft. The delivery schedule for the Boeing 737 MAX 7 (-7) is dependent on the Federal Aviation Administration ("FAA") issuing required certifications and approvals to Boeing and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and the Company therefore offers no assurances that current estimations and timelines are correct. Furthermore, given the current ongoing status of the -7 certification and pace of expected deliveries for the remainder of this year, it is the Company's assumption that it will receive no -7 aircraft deliveries in 2022, and that the remaining 48 Boeing 737 MAX (MAX) aircraft reflected in its 2022 contractual order book will shift into 2023.
(e) Represents the Company's current expectation which assumes the exercise of its five remaining 2022 MAX aircraft delivery options, and a total of 66 -8 aircraft deliveries in 2022, compared with the Company's previous estimation which assumed the delivery of 114 MAX aircraft in 2022. The Company continues to estimate $900 million in non-aircraft capital spending in 2022.

Revenue Results and Outlook:
•Second quarter 2022 operating revenues were an all-time quarterly record $6.7 billion, increasing 13.9 percent compared with second quarter 2019—in line with the Company's previous guidance
•Second quarter 2022 operating revenues per available seat mile (RASM, or unit revenues) increased 22.0 percent driven primarily by a passenger yield increase of 18.4 percent, coupled with a load factor increase of 0.7 points, all compared with second quarter 2019
•Second quarter 2022 managed business revenues were down 24 percent compared with second quarter 2019—in line with the Company's previous guidance
•Successfully launched new Wanna Get Away Plus™ fare product in May 2022

The Company's revenue performance in second quarter 2022 was a quarterly record primarily due to a surge in leisure demand, especially in June, which resulted in strong passenger bookings, yields, and load factors. In addition, the Company's second quarter 2022 loyalty program revenue represented a quarterly record. June 2022 managed business revenues were down 19 percent, a sequential improvement compared with April and May 2022 managed business revenues, which were down 31 percent and 23 percent, respectively, all compared with their respective 2019 levels. While second quarter 2022 managed business revenues remained below 2019 levels, the Company was encouraged by the sequential improvement during the quarter, as well as managed business average fares that exceeded 2019 levels. June 2022 is estimated to represent a monthly peak for 2022 operating revenues based on first half 2022 results and current expectations for second half 2022.

Currently, the Company continues to experience strong passenger bookings, yields, and load factors. Leisure bookings remain strong and in line with seasonal expectations in third quarter 2022, including post-Labor Day. Based on bookings thus far, the Company's third quarter 2022 managed business revenues are currently estimated to be down in the range of 17 percent to 21 percent, compared with third quarter 2019. Although early in the booking curve, the Company is encouraged by current business bookings post-Labor Day and the expected sequential improvement from second quarter to third quarter 2022, of managed business revenues compared with the same periods in 2019. The Company increased short-haul trips in business markets in its third quarter 2022 published flight schedule, relative to first half 2022, in an effort to support both the reliability of its operational performance and expected business travel demand. Given the Company's estimate that managed business revenues will remain below 2019 levels in third quarter 2022, the increase in short-haul trips in business markets is estimated to be a two point sequential operating revenue growth headwind from second quarter to third quarter 2022, compared with their respective 2019 levels.

In accordance with applicable accounting guidance and the Company’s revenue recognition policy, the amount of tickets that will expire unused, referred to as breakage, are estimated and recognized in Passenger revenue once the scheduled flight date has passed, in proportion to Customer behavior. Breakage estimates are based on historical experience over many years, and the Company has consistently applied this accounting method to estimate revenue from unused tickets at the date of scheduled travel. As a result of the COVID-19 pandemic, the Company had a significant amount of Customer flight credits that were set to expire on September 7, 2022. The Company's policy change to eliminate expiration dates on qualifying flight credits, in particular those that were set to expire on September 7, 2022, results in a shift in the timing of revenue recognition and an estimated negative impact to third quarter breakage revenue in the range of $250 million to $300 million, or a five point sequential operating revenue growth headwind from second quarter to third quarter 2022, compared with their respective 2019 levels. The Company does not anticipate a material impact from this policy change beyond third quarter 2022, and estimates that breakage as a percentage of revenue will normalize to pre-pandemic levels. The Company expects that this policy change, combined with its other attractive brand attributes, will contribute to an increase in Customer loyalty and new Customers.

Fuel Costs and Outlook:
•Second quarter 2022 fuel costs were $3.36 per gallon—in line with the Company's previous guidance—and included $0.05 per gallon in premium expense and $0.68 per gallon in favorable cash settlements from fuel derivative contracts
•Second quarter 2022 fuel efficiency improved 2.1 percent compared with second quarter 2019 due to more MAX aircraft, the Company's most fuel-efficient aircraft, as a percentage of the Company's fleet
•As of July 21, 2022, the fair market value of the Company's fuel derivative contracts settling in third quarter 2022 through the end of 2024 was an asset of $1.0 billion
The Company's multi-year fuel hedging program continues to provide insurance against spikes in energy prices and significantly offset the market price increase in jet fuel in second quarter 2022. The Company's current fuel derivative contracts contain a combination of instruments based in West Texas Intermediate, Brent crude oil, and refined products, such as heating oil. The economic fuel price per gallon sensitivities8 provided in the table below assume the relationship between Brent crude oil and refined products based on market prices as of July 21, 2022.

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums
Average Brent Crude Oil price per barrel	3Q 2022	4Q 2022
$80	$2.85 - $2.95	$2.75 - $2.85
$90	$3.05 - $3.15	$2.95 - $3.05
Current Market (a)	$3.25 - $3.35	$3.00 - $3.10
$110	$3.45 - $3.55	$3.35 - $3.45
$120	$3.70 - $3.80	$3.60 - $3.70
$130	$4.00 - $4.10	$3.85 - $3.95

Fair market value	$235 million	$195 million
Estimated premium costs	$13 million	$13 million
(a) Brent crude oil average market prices as of July 21, 2022, were $100 and $94 per barrel for third quarter 2022 and fourth quarter 2022, respectively.

In addition, the Company is providing its maximum percentage of estimated fuel consumption10 covered by fuel derivative contracts in the following table:

Period	Maximum fuel hedged percentage
2022	63% (a)
2023	39% (b)
2024	17% (b)
(a) Based on the Company's available seat mile plans for full year 2022. The Company is currently 59 percent hedged for third quarter 2022 and 62 percent hedged for fourth quarter 2022.
(b) Due to uncertainty regarding available seat mile plans in future years, the Company believes that providing the maximum percentage of fuel consumption covered by derivative contracts in 2023 and 2024 relative to 2019 fuel gallons consumed is a more relevant measure for future coverage.

Non-Fuel Costs and Outlook:
•Second quarter 2022 operating expenses of $5.6 billion increased 12.7 percent compared with second quarter 2019
•Second quarter 2022 operating expenses, excluding fuel and oil expense, special items, and profitsharing, increased 5.6 percent compared with second quarter 2019
•Second quarter 2022 operating expenses per available seat mile, excluding fuel and oil expense, special items, and profitsharing (CASM-X), increased 13.1 percent compared with second quarter 2019—favorable to the Company's previous guidance
•The Company accrued $81 million of profitsharing expense in second quarter 2022 bringing first half 2022 profitsharing expense to $118 million

The Company's second quarter 2022 CASM-X increase was primarily due to continued unit cost headwinds from operating at suboptimal productivity levels, inflation in labor rates and airport costs, and accruals for expected future contractual wage rate increases. However, the Company's second quarter 2022 CASM-X increase was lower than its previous guidance range primarily due to lower benefits costs, as well as the shifting of certain maintenance costs from second quarter to second half 2022.

The Company continues to experience cost inflation in third quarter 2022, in particular with higher rates for labor, benefits, and airports. The Company also expects cost headwinds from operating at suboptimal productivity levels as headcount is expected to increase in third quarter 2022 while capacity levels are expected to remain relatively in line with third quarter 2019. The Company has increased short-haul trips in second half 2022 in an effort to restore its route network and support the reliability of its operational performance, which results in a decrease to average stage length, and adds further unit cost headwinds. As a result of its successful hiring efforts and much improved operational reliability, the Company plans to begin moderating hiring where opportunities exist and intensify its focus on returning to historical efficiency levels.

Fleet and Capital Spending:
For first half 2022, the Company was scheduled to receive 28 -8 aircraft, of which only 12 were received, all during second quarter 2022. The Company ended second quarter 2022 with 730 aircraft, which reflects four owned -700 retirements. In addition, the Company had four -700 aircraft in storage as of June 30, 2022, all of which were subsequently retired from the Company's fleet in July 2022. While the Company is contractually scheduled to receive 114 MAX deliveries, including options, this year, a portion of its deliveries are expected to shift into 2023 due to Boeing's supply chain challenges and the current status of the -7 certification. Based on recent discussions with Boeing regarding the pace of expected deliveries for the remainder of this year, the Company is currently estimating it will receive a total of 66 -8 aircraft deliveries and no -7 deliveries in 2022.

Since the Company's previous disclosure on April 28, 2022, the Company exercised seven -8 options for delivery in 2022; exercised two -7 options for delivery in 2023; accelerated and exercised seven 2023 -8 options for delivery in 2022; and shifted seven 2022 MAX firm orders into 2023, which are reflected as -7 firm orders in the Company's updated order book. Additionally in July 2022, the Company converted 48 2023 -7 firm orders to -8 firm orders in 2023.

Based on these modifications and recent discussions with Boeing, the Company is currently assuming 23 and 31 -8 aircraft deliveries in third quarter and fourth quarter 2022, respectively. The Company plans to retire 12 and 7 -700 aircraft in third quarter and fourth quarter 2022, respectively. As a result, the Company expects to end third quarter with 741 aircraft and end 2022 with 765 aircraft, compared with its previous guidance of 814 aircraft. The Company now expects to retire 29 -700 aircraft in 2022, compared with its previous guidance of 28 -700 retirements this year.

The Company’s second quarter 2022 capital expenditures were $987 million driven primarily by aircraft-related capital expenditures, as well as technology, facilities, and operational investments. The Company now estimates its 2022 capital spending to be approximately $4.0 billion, which assumes the exercise of its five remaining 2022 options, and a total of 66 -8 aircraft deliveries in 2022, compared with its previous 2022 capital spending guidance of approximately $5.0 billion which assumed the delivery of 114 MAX aircraft in 2022. The Company’s 2022 capital spending guidance continues to include approximately $900 million in non-aircraft capital spending.

The following tables provide further information regarding the Company's contractual order book and compare its contractual order book as of July 28, 2022, with its previous order book as of April 28, 2022. Given current supply chain and aircraft delivery delays, the Company will continue working with Boeing on its order book with focus on 2022 and 2023.

New 737 Contractual Order Book as of July 28, 2022:

	The Boeing Company
	-7 Firm Orders		-8 Firm Orders		-7 or -8 Options	Total
2022	14		95		5	114	(c)
2023	38		48		4	90
2024	30		—		56	86
2025	30		—		56	86
2026	15		15		40	70
2027	15		15		6	36
2028	15		15		—	30
2029	20		30		—	50
2030	15		45		—	60
2031	—		10		—	10
	192	(a)	273	(b)	167	632
(a) The delivery timing for the -7 is dependent on the FAA issuing required certifications and approvals to Boeing and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and the Company therefore offers no assurances that current estimations and timelines are correct.
(b) The Company has flexibility to designate firm orders or options as -7s or -8s, upon written advance notification as stated in the contract.
(c) Includes 12 -8 deliveries received through June 30, 2022, 23 expected -8 deliveries in third quarter 2022, and 31 expected -8 deliveries in fourth quarter 2022, for a total of 66 -8 deliveries in 2022. While the Company is contractually scheduled to receive 114 MAX deliveries, including options, this year, a portion of its deliveries are expected to shift into 2023 due to Boeing's supply chain challenges and the current status of the -7 certification. Furthermore, given the current ongoing status of the -7 certification and pace of expected deliveries for the remainder of this year, it is the Company's assumption that it will receive no -7 aircraft deliveries in 2022, and has the ability to convert -7s to -8s as noted in footnote (b).

Previous 737 Contractual Order Book as of April 28, 2022 (a):

	The Boeing Company
	-7 Firm Orders	-8 Firm Orders	-7 or -8 Options	Total
2022	21	81	12	114
2023	77	—	13	90
2024	30	—	56	86
2025	30	—	56	86
2026	15	15	40	70
2027	15	15	6	36
2028	15	15	—	30
2029	20	30	—	50
2030	15	45	—	60
2031	—	10	—	10
	238	211	183	632
(a) The 'Previous 737 Contractual Order Book' is for reference and comparative purposes only. It should no longer be relied upon. See 'New 737 Contractual Order Book' for the Company's current aircraft order book.

Liquidity and Capital Deployment:
•The Company ended second quarter 2022 with $16.4 billion in cash and short-term investments and a fully available revolving credit line of $1.0 billion
•The Company had a net cash position11 of $5.9 billion, and adjusted debt12 to invested capital (leverage) of 53 percent as of June 30, 2022
•The Company paid $231 million during second quarter 2022 to retire debt and finance lease obligations, including the extinguishment of $138 million in principal of the Company's convertible notes for a cash payment of $178 million, the extinguishment of $30 million in principal of various unsecured notes for a cash payment of $31 million, as well as $22 million in scheduled debt payments
•The Company's 2022 total debt repayments is expected to be $820 million, compared with its previous guidance of $650 million, due to the unscheduled extinguishments noted above
•The Company recently extended the maturity of its revolving credit facility agreement two years to August 3, 2025

Awards and Recognitions:
•#1 Marketing Carrier in Customer Satisfaction per the U.S. Department of Transportation13
•Named Loyalty Program of the Year for Rapid Rewards Program and recognized for providing the Best Loyalty Credit Card by the 2022 Freddie Awards; Received the 2022 Freddie Awards title of Best Customer Service
•Named a Top 100 Company by BetterInvesting Magazine
•Awarded by Port of Seattle the "2022 Port of Seattle Sustainable Century Aviation Award" for the greatest airline use of ground power systems to reduce emissions, while docked at Seattle airport gates

Environmental, Social, and Governance (ESG):
•Published the Company's annual corporate social responsibility and environmental sustainability report—the Southwest Airlines One Report—a comprehensive, integrated report that includes information on the Company's Citizenship efforts and key topics including People, Performance, and Planet, along with reporting guided by the Global Reporting Initiatives (GRI) Standards, Sustainability Accounting Standards Board (SASB), and United Nations Sustainable Development Goals (UNSDG) frameworks.
•Published the Southwest Airlines Diversity, Equity, & Inclusion Report (DEI), a companion piece to the One Report. This comprehensive report is focused on the Company's current DEI priorities and path forward.
•Announced an investment into SAFFiRE Renewables, LLC (SAFFiRE), a company formed by D3MAX, LLC, as part of a Department of Energy (DOE) backed project to develop and produce scalable sustainable aviation fuel (SAF). Funded with a DOE grant matched by the Company's investment, SAFFiRE is expected to utilize technology developed by the DOE's National Renewable Energy Laboratory to convert corn stover, a widely available waste feedstock in the U.S., into renewable ethanol that then would be upgraded into SAF.
•Launched updated southwest.com/citizenship website pages that celebrate the Company's citizenship story and share details about its ongoing ESG efforts.
•In honor of Global Volunteer and Earth Month, Southwest Employees served over 7,100 volunteer hours during April 2022, sharing their love for the environment and their communities.
•Expanded the Company's Repurpose with Purpose program to include a new partner—the Tropical Agricultural and Higher Education Center (CATIE). CATIE aims to promote a route to achieve Inclusive Green Development, through the construction of human capital, and institutional strengthening for research, development, and external projection.
•Launched a one-of-a-kind Leadership book, "Leading with Heart: Living & Working the Southwest Way" to celebrate more than 50 years of putting People first.

Second Quarter 2022 Supplemental Financial Results
(unaudited)

The Company believes certain 2022 measures compared with 2019 are also relevant due to the significant impacts in 2020 and 2021 from the pandemic. Therefore, the below supplemental information is provided for reference.

As reported
	Three months ended June 30,			Six months ended June 30,
(in millions, except per share and unit costs)	2022	2019	Percent Change	2022	2019	Percent Change
Net income	$760	$741	2.6	$482	$1,128	(57.3)
Net income per share, diluted	$1.20	$1.37	(12.4)	$0.77	$2.06	(62.6)
Operating revenues	$6,728	$5,909	13.9	$11,422	$11,059	3.3
Operating expenses	$5,570	$4,941	12.7	$10,415	$9,586	8.6
Operating expenses, excluding Fuel and oil expense	$3,934	$3,805	3.4	$7,775	$7,434	4.6
Operating expenses, excluding Fuel and oil expense and profitsharing	$3,853	$3,635	6.0	$7,657	$7,175	6.7
RASM (cents)	18.03	14.78	22.0	15.93	14.20	12.2
Passenger revenue yield per RPM (cents)	18.81	15.89	18.4	17.38	15.68	10.8
CASM (cents)	14.92	12.36	20.7	14.52	12.31	18.0
CASM, excluding Fuel and oil expense and profitsharing (cents)	10.32	9.09	13.5	10.68	9.21	16.0
Fuel costs per gallon, including fuel tax	$3.36	$2.13	57.7	$2.86	$2.09	36.8
Revenue passengers carried (000s)	33,224	34,924	(4.9)	59,253	66,220	(10.5)
Available seat miles (ASMs)	37,322	39,985	(6.7)	71,706	77,871	(7.9)
Load factor	87.1%	86.4%	0.7 pts.	82.3%	83.8%	(1.5) pts.
Active fulltime equivalent Employees	62,333	59,793	4.2	62,333	59,793	4.2

Adjusted for special items
	Three months ended June 30,			Six months ended June 30,
(in millions, except per share and unit costs)	2022	2019	Percent Change	2022	2019	Percent Change
Net income	$825	$741	11.3	$633	$1,128	(43.9)
Net income per share, diluted	$1.30	$1.37	(5.1)	$1.00	$2.06	(51.5)
Operating revenues	$6,728	$5,909	13.9	$11,422	$11,059	3.3
Operating expenses	$5,555	$4,941	12.4	$10,384	$9,586	8.3
Operating expenses, excluding Fuel and oil expense	$3,919	$3,805	3.0	$7,744	$7,434	4.2
Operating expenses, excluding Fuel and oil expense and profitsharing	$3,838	$3,635	5.6	$7,626	$7,175	6.3
RASM (cents)	18.03	14.78	22.0	15.93	14.20	12.2
Passenger revenue yield per RPM (cents)	18.81	15.89	18.4	17.38	15.68	10.8
CASM (cents)	14.88	12.36	20.4	14.48	12.31	17.6
CASM, excluding Fuel and oil expense and profitsharing (cents)	10.28	9.09	13.1	10.63	9.21	15.4
Fuel costs per gallon, including fuel tax (economic)	$3.36	$2.13	57.7	$2.86	$2.09	36.8
Revenue passengers carried (000s)	33,224	34,924	(4.9)	59,253	66,220	(10.5)
Available seat miles (ASMs)	37,322	39,985	(6.7)	71,706	77,871	(7.9)
Load factor	87.1%	86.4%	0.7 pts.	82.3%	83.8%	(1.5) pts.
Active fulltime equivalent Employees	62,333	59,793	4.2	62,333	59,793	4.2

Conference Call:
The Company will discuss its second quarter 2022 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call, please go to
https://www.southwestairlinesinvestorrelations.com.

Footnotes
1The Company's record quarterly net income was $1.7 billion in fourth quarter 2017.
2See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Items (also referred to as "excluding special items").
3Includes $16.4 billion in cash and short-term investments and a fully available revolving credit line of $1.0 billion.
4Flight credits result from canceling reservations and previously were valid for no longer than one year from the date of original purchase. Flight credits for non-refundable fares will be issued as long as the reservation is cancelled more than 10 minutes prior to the scheduled departure. Flight credits or refunds for refundable fares will be issued regardless of cancellation time. Flight credits unexpired on, or created on or after July 28, 2022 do not expire and will show an expiration date (12/31/2040) until the Company’s systems are updated. A flight credit with an expiration date on or before July 27, 2022, has expired in accordance with its existing expiration date.
5Failure to cancel a reservation at least ten minutes prior to departure may result in forfeited Travel Funds. Fare difference may apply.
6First and second checked bags. Size and weight limits apply.
7For Customers purchasing Wanna Get Away Plus™, Anytime, or Business Select® fares, Customers are allowed to transfer their flight credit to someone else. Both parties must be Rapid Rewards® Members and only one transfer is permitted. For bookings made through a Southwest™ Business channel, there is a limitation to transfer only between employees within the organization.
8Based on the Company's existing fuel derivative contracts and market prices as of July 21, 2022, third quarter, fourth quarter, and full year 2022 economic fuel costs per gallon are estimated to be in the range of $3.25 to $3.35, $3.00 to $3.10, and $2.95 to $3.05, respectively. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, the impact of COVID-19 cases on air travel demand, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
9Projections do not reflect the potential impact of fuel and oil expense, special items, and profitsharing because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
10The Company's maximum fuel hedged percentage is calculated using the maximum number of gallons that are covered by derivative contracts divided by the Company's estimate of total fuel gallons to be consumed for each respective period. The Company's maximum number of gallons that are covered by derivative contracts may be at different strike prices and at strike prices materially higher than the current market prices. The volume of gallons covered by derivative contracts that ultimately get exercised in any given period may vary significantly from the volumes used to calculate the Company's maximum fuel hedged percentages, as market prices and the Company's fuel consumption fluctuate.
11Net cash position is calculated as the sum of cash and cash equivalents and short-term investments, less the sum of short-term and long-term debt.
12Adjusted debt is calculated as short-term and long-term debt including the net present value of aircraft rentals related to operating leases.
13The Department of Transportation (DOT) ranks all U.S. carriers based on the lowest ratio of complaints per 100,000 passengers enplaned, as published in the DOT Air Travel Consumer Report (ATCR). Southwest earned the best Customer Satisfaction ranking among U.S. Marketing Carriers for January through May 2022, the most recent time period published in the ATCR, and has held the best U.S. Marketing Carrier ranking for 28 of the past 32 years. A Marketing Carrier is an airline that advertises under a common brand name, sells reservations, manages frequent flyer programs, and is ultimately responsible for the airline’s consumer policies. Operating Carriers only handle the flight operations, passenger check-in/boarding, and baggage handling for the respective Marketing Carriers they serve—Operating Carriers are not responsible for DOT complaints related to policies, procedures, and advertising associated with the Marketing Carrier’s brand.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's financial and operational outlook, expectations, goals, plans, and projected results of operations, including factors and assumptions underlying the Company's expectations and projections; (ii) the Company’s network plans and expectations and the associated expected operational benefits, including with respect to adding flights, future growth, and restoring its network, in particular with respect to short-haul business routes and stage length; (iii) the Company's priorities and expectations with respect to investments in the Company's operations and People, including the Company's hiring and training plans and associated goals with respect to operational reliability, efficiency, productivity, optimization, and stability; (iv) the Company's plans and expectations regarding its fleet and fleet delivery schedule, including factors and assumptions underlying the Company's plans and expectations; (v) the Company's plans and expectations with respect to capacity and capacity adjustments, including factors and assumptions underlying the Company's expectations and projections; (vi) the Company's expectations with respect to fuel costs, hedging gains, and fuel efficiency, and the Company's related management of risks associated with changing jet fuel prices, including factors underlying the Company's expectations; (vii) the Company's plans, estimates, and assumptions related to repayment of debt obligations, interest expense, effective tax rate, and capital spending, including factors and assumptions underlying the Company's expectations and projections; (viii) the Company's expectations regarding passenger demand, revenue trends, and bookings, including with respect to managed business revenues; (ix) the Company’s expectations with respect to breakage revenues and breakage trends; (x) the Company’s expectations with respect to its Flight credits policy change, including the expected impacts from the policy change and the benefits associated with the policy change, in particular the expected increase in Customer loyalty; and (xi) the Company’s expectations regarding wage and other cost inflation, including the factors and assumptions underlying the Company’s expectations and projections. These forward-looking statements are based on the Company's current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the impact of fears or actual outbreaks of other diseases, extreme or severe weather and natural disasters, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), consumer perception, economic conditions, fears of terrorism or war, socio-demographic trends, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (ii) any negative developments related to the COVID-19 pandemic, including, for example, with respect to the duration, spread, severity, or any recurrence of the COVID-19 pandemic or any new variant strains of the underlying virus; the effectiveness, availability, and usage of COVID-19 vaccines; the impact of government mandates, directives, orders, regulations, and other governmental actions related to COVID-19 on the Company's business plans and its ability to retain key Employees; the extent of the impact of COVID-19 on overall demand for air travel and the Company's related business plans and decisions; and the impact of the COVID-19 pandemic on the Company's access to capital; (iii) the Company’s dependence on its workforce, including its ability to employ sufficient numbers of qualified Employees to effectively and efficiently maintain its operations; (iv) the Company’s dependence on Boeing with respect to the Company’s fleet plans, deliveries, operations, strategies, and goals; (v) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company's fuel hedging strategies and positions, on the Company's business plans and results of operations; (vi) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (vii) the impact of governmental regulations and other governmental actions on the Company's business plans and operations; (viii) the Company's dependence on Boeing and the Federal Aviation Administration with respect to the certification of the Boeing MAX 7 aircraft; (ix) the Company's dependence on other third parties, in particular with respect to its fuel supply and Global Distribution Systems, and the impact on the Company's operations and results of operations of any third party delays or non-performance; (x) the impact of labor matters on the Company’s business decisions, plans, and strategies; and (xi) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2022	2021	Percent Change	2022	2021	Percent Change
OPERATING REVENUES:
Passenger	$6,119	$3,569	71.4	$10,254	$5,282	94.1
Freight	47	50	(6.0)	89	92	(3.3)
Other	562	389	44.5	1,079	686	57.3
Total operating revenues	6,728	4,008	67.9	11,422	6,060	88.5

OPERATING EXPENSES, NET:
Salaries, wages, and benefits	2,220	1,825	21.6	4,450	3,395	31.1
Payroll support and voluntary Employee programs, net	—	(740)	n.m.	—	(2,187)	n.m.
Fuel and oil	1,636	803	103.7	2,640	1,272	107.5
Maintenance materials and repairs	210	222	(5.4)	420	395	6.3
Landing fees and airport rentals	388	403	(3.7)	733	716	2.4
Depreciation and amortization	325	315	3.2	649	627	3.5
Other operating expenses	791	586	35.0	1,523	1,049	45.2
Total operating expenses, net	5,570	3,414	63.2	10,415	5,267	97.7

OPERATING INCOME	1,158	594	94.9	1,007	793	27.0

OTHER EXPENSES (INCOME):
Interest expense	93	116	(19.8)	186	229	(18.8)
Capitalized interest	(11)	(8)	37.5	(20)	(19)	5.3
Interest income	(28)	(2)	n.m.	(31)	(4)	n.m.
Other (gains) losses, net	68	(14)	n.m.	212	(61)	n.m.
Total other expenses (income)	122	92	32.6	347	145	139.3

INCOME BEFORE INCOME TAXES	1,036	502	106.4	660	648	1.9
PROVISION FOR INCOME TAXES	276	154	79.2	178	185	(3.8)
NET INCOME	$760	$348	118.4	$482	$463	4.1

NET INCOME PER SHARE:
Basic	$1.29	$0.59	118.0	$0.83	$0.78	5.8
Diluted	$1.20	$0.57	110.7	$0.77	$0.76	5.8

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	593	591	0.5	593	591	0.5
Diluted	635	615	3.4	640	612	4.6

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended			Six months ended
	June 30,		Percent	June 30,		Percent
	2022	2021	Change	2022	2021	Change
Fuel and oil expense, unhedged	$1,942	$802		$3,148	$1,266
Add: Premium cost of fuel contracts designated as hedges	26	14		53	29
Deduct: Fuel hedge gains included in Fuel and oil expense, net	(332)	(13)		(561)	(23)
Fuel and oil expense, as reported	$1,636	$803		$2,640	$1,272
Add: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	5		—	14
Add: Premium cost of fuel contracts not designated as hedges	—	10		—	21
Fuel and oil expense, excluding special items (economic)	$1,636	$818	100.0	$2,640	$1,307	102.0

Total operating expenses, net, as reported	$5,570	$3,414		$10,415	$5,267
Add: Payroll support and voluntary Employee programs, net	—	740		—	2,187
Add: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	5		—	14
Add: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	—	1		—	2
Add: Premium cost of fuel contracts not designated as hedges	—	10		—	21
Deduct: Impairment of long-lived assets	(15)	—		(31)	—
Total operating expenses, excluding special items	$5,555	$4,170	33.2	$10,384	$7,491	38.6
Deduct: Fuel and oil expense, excluding special items (economic)	(1,636)	(818)		(2,640)	(1,307)
Operating expenses, excluding Fuel and oil expense and special items	$3,919	$3,352	16.9	$7,744	$6,184	25.2
Deduct: Profitsharing expense	(81)	(85)		(118)	(109)
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$3,838	$3,267	17.5	$7,626	$6,075	25.5

Operating income, as reported	$1,158	$594		$1,007	$793
Deduct: Payroll support and voluntary Employee programs, net	—	(740)		—	(2,187)
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	(5)		—	(14)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	—	(1)		—	(2)
Deduct: Premium cost of fuel contracts not designated as hedges	—	(10)		—	(21)
Add: Impairment of long-lived assets	15	—		31	—
Operating income (loss), excluding special items	$1,173	$(162)	n.m.	$1,038	$(1,431)	n.m.

Other (gains) losses, net, as reported	$68	$(14)		$212	$(61)
Add (Deduct): Mark-to-market impact from fuel contracts settling in current and future periods	20	11		(15)	9
Deduct: Premium cost of fuel contracts not designated as hedges	—	(10)		—	(21)
Deduct: Unrealized mark-to-market adjustment on available for sale securities	(4)	—		(7)	—
Deduct: Loss on partial extinguishment of convertible and unsecured notes	(43)	—		(116)	—
Other (gains) losses, net, excluding special items	$41	$(13)	n.m.	$74	$(73)	n.m.

	Three months ended			Six months ended
	June 30,		Percent	June 30,		Percent
	2022	2021	Change	2022	2021	Change
Income before income taxes, as reported	$1,036	$502		$660	$648
Deduct: Payroll support and voluntary Employee programs, net	—	(740)		—	(2,187)
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	(5)		—	(14)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	—	(1)		—	(2)
Add (Deduct): Mark-to-market impact from fuel contracts settling in current and future periods	(20)	(11)		15	(9)
Add: Impairment of long-lived assets	15	—		31	—
Add: Unrealized mark-to-market adjustment on available for sale securities	4	—		7	—
Add: Loss on partial extinguishment of convertible and unsecured notes	43	—		116	—
Income (loss) before income taxes, excluding special items	$1,078	$(255)	n.m.	$829	$(1,564)	n.m.

Provision for income taxes, as reported	$276	$154		$178	$185
Add (Deduct): Net income (loss) tax impact of fuel and special items (a)	(23)	(203)		18	(528)
Provision (benefit) for income taxes, net, excluding special items	$253	$(49)	n.m.	$196	$(343)	n.m.

Net income, as reported	$760	$348		$482	$463
Deduct: Payroll support and voluntary Employee programs, net	—	(740)		—	(2,187)
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	(5)		—	(14)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	—	(1)		—	(2)
Add (Deduct): Mark-to-market impact from fuel contracts settling in current and future periods	(20)	(11)		15	(9)
Add: Impairment of long-lived assets	15	—		31	—
Add: Unrealized mark-to-market adjustment on available for sale securities	4	—		7	—
Add: Loss on partial extinguishment of convertible and unsecured notes	43	—		116	—
Add (Deduct): Net income (loss) tax impact of special items (a)	23	203		(18)	528
Net income (loss), excluding special items	$825	$(206)	n.m.	$633	$(1,221)	n.m.

Net income per share, diluted, as reported	$1.20	$0.57		$0.77	$0.76
Add (Deduct): Impact of special items	0.08	(1.21)		0.24	(3.59)
Add (Deduct): Net impact of net income (loss) above from fuel contracts divided by dilutive shares	(0.03)	(0.03)		0.02	(0.04)
Add (Deduct): Net income (loss) tax impact of special items (a)	0.05	0.33		(0.03)	0.87
Deduct: GAAP to Non-GAAP diluted weighted average shares difference (b)	—	(0.01)		—	(0.07)
Net income (loss) per share, diluted, excluding special items	$1.30	$(0.35)	n.m.	$1.00	$(2.07)	n.m.
(a) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.
(b) Adjustment related to GAAP and Non-GAAP diluted weighted average shares difference, due to the Company being in a Net income position on a GAAP basis versus a Net loss position on a Non-GAAP basis for the three and six months ended June 30, 2021.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)
Relevant comparative operating statistics for the three and six months ended June 30, 2022 and 2021 are included below. The Company provides these operating statistics because they are commonly used in the airline industry and, as such, allow readers to compare the Company’s performance against its results for the prior year period, as well as against the performance of the Company’s peers.

	Three months ended			Six months ended
	June 30,		Percent	June 30,		Percent
	2022	2021	Change	2022	2021	Change
Revenue passengers carried (000s)	33,224	26,158	27.0	59,253	40,383	46.7
Enplaned passengers (000s)	41,284	32,786	25.9	73,289	50,713	44.5
Revenue passenger miles (RPMs) (in millions) (a)	32,523	27,689	17.5	59,006	42,565	38.6
Available seat miles (ASMs) (in millions) (b)	37,322	33,414	11.7	71,706	56,561	26.8
Load factor (c)	87.1%	82.9%	4.2 pts.	82.3%	75.3%	7.0 pts.
Average length of passenger haul (miles)	979	1,059	(7.6)	996	1,054	(5.5)
Average aircraft stage length (miles)	727	794	(8.4)	745	785	(5.1)
Trips flown	326,848	268,879	21.6	614,599	461,280	33.2
Seats flown (000s) (d)	50,758	41,836	21.3	95,305	71,627	33.1
Seats per trip (e)	155.3	155.6	(0.2)	155.1	155.3	(0.1)
Average passenger fare	$184.17	$136.46	35.0	$173.06	$130.79	32.3
Passenger revenue yield per RPM (cents) (f)	18.81	12.89	45.9	17.38	12.41	40.0
RASM (cents) (g)	18.03	11.99	50.4	15.93	10.71	48.7
PRASM (cents) (h)	16.39	10.68	53.5	14.30	9.34	53.1
CASM (cents) (i)	14.92	10.22	46.0	14.52	9.31	56.0
CASM, excluding Fuel and oil expense (cents)	10.54	7.81	35.0	10.84	7.06	53.5
CASM, excluding special items (cents)	14.88	12.48	19.2	14.48	13.24	9.4
CASM, excluding Fuel and oil expense and special items (cents)	10.50	10.03	4.7	10.80	10.93	(1.2)
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	10.28	9.78	5.1	10.63	10.74	(1.0)
Fuel costs per gallon, including fuel tax (unhedged)	$3.99	$1.88	112.2	$3.41	$1.77	92.7
Fuel costs per gallon, including fuel tax	$3.36	$1.88	78.7	$2.86	$1.78	60.7
Fuel costs per gallon, including fuel tax (economic)	$3.36	$1.92	75.0	$2.86	$1.83	56.3
Fuel consumed, in gallons (millions)	486	426	14.1	923	712	29.6
Active fulltime equivalent Employees (j)	62,333	54,448	14.5	62,333	54,448	14.5
Aircraft at end of period (k)	730	736	(0.8)	730	736	(0.8)
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(j) Included 1,446 Employees on Extended Emergency Time Off at June 30, 2021.
(k) Included four and 39 Boeing 737 Next Generation aircraft in storage as of June 30, 2022 and June 30, 2021, respectively.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$13,234	$12,480
Short-term investments	3,197	3,024
Accounts and other receivables	1,389	1,357
Inventories of parts and supplies, at cost	751	537
Prepaid expenses and other current assets	825	638
Total current assets	19,396	18,036
Property and equipment, at cost:
Flight equipment	21,598	21,226
Ground property and equipment	6,563	6,342
Deposits on flight equipment purchase contracts	637	—
Assets constructed for others	12	6
	28,810	27,574
Less allowance for depreciation and amortization	13,216	12,732
	15,594	14,842
Goodwill	970	970
Operating lease right-of-use assets	1,495	1,590
Other assets	847	882
	$38,302	$36,320
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,908	$1,282
Accrued liabilities	1,587	1,624
Current operating lease liabilities	242	239
Air traffic liability	6,312	5,566
Current maturities of long-term debt	1,662	453
Total current liabilities	11,711	9,164

Long-term debt less current maturities	8,877	10,274
Air traffic liability - noncurrent	2,206	2,159
Deferred income taxes	2,072	1,770
Noncurrent operating lease liabilities	1,220	1,315
Other noncurrent liabilities	1,096	1,224
Stockholders' equity:
Common stock	888	888
Capital in excess of par value	3,966	4,224
Retained earnings	16,311	15,774
Accumulated other comprehensive income	805	388
Treasury stock, at cost	(10,850)	(10,860)
Total stockholders' equity	11,120	10,414
	$38,302	$36,320

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$760	$348	$482	$463
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	325	315	649	627
Impairment of long-lived assets	15	—	31	—
Unrealized mark-to-market adjustment on available for sale securities	4	—	7	—
Unrealized/realized (gain) loss on fuel derivative instruments	(20)	(17)	15	(23)
Deferred income taxes	272	(30)	174	(26)
Loss on partial extinguishment of convertible and unsecured notes	43	—	116	—
Changes in certain assets and liabilities:
Accounts and other receivables	439	(563)	105	(797)
Other assets	(1)	16	(45)	5
Accounts payable and accrued liabilities	328	989	506	923
Air traffic liability	(92)	946	793	1,546
Other liabilities	(103)	(64)	(209)	(186)
Cash collateral received from (provided to) derivative counterparties	(101)	48	284	86
Other, net	37	17	69	32
Net cash provided by operating activities	1,906	2,005	2,977	2,650

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(987)	(95)	(1,497)	(190)
Assets constructed for others	(3)	—	(6)	—
Purchases of short-term investments	(1,545)	(1,651)	(2,470)	(2,975)
Proceeds from sales of short-term and other investments	980	1,277	2,280	2,495
Net cash used in investing activities	(1,555)	(469)	(1,693)	(670)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Payroll Support Program loan and warrants	—	625	—	1,136
Proceeds from Employee stock plans	13	13	19	26
Payments of long-term debt and finance lease obligations	(53)	(43)	(146)	(109)
Payments for repurchases and conversions of convertible debt	(178)	—	(409)	—
Other, net	3	22	6	28
Net cash provided by (used in) financing activities	(215)	617	(530)	1,081

NET CHANGE IN CASH AND CASH EQUIVALENTS	136	2,153	754	3,061

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	13,098	11,971	12,480	11,063

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$13,234	$14,124	$13,234	$14,124

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income (loss), non-GAAP; Other (gains) losses, net, non-GAAP; Income (loss) before income taxes, non-GAAP; Provision (benefit) for income taxes, net, non-GAAP; Net income (loss), non-GAAP; and Net income (loss) per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight into the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude any unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed "special items," that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include:

1.Proceeds related to the Payroll Support programs, which were used to pay a portion of Employee salaries, wages, and benefits;
2.Charges and adjustments to previously accrued amounts related to the Company's extended leave programs;
3.Adjustments for prior period losses reclassified from Accumulated other comprehensive income ("AOCI") associated with forward-starting interest rate swap agreements that were terminated in prior periods related to 12 -8 aircraft leases;
4.Noncash impairment charges, primarily associated with adjustments to the salvage values for previously retired airframes;

5.Unrealized mark-to-market adjustment associated with certain available for sale securities; and
6.Losses associated with the partial extinguishment of the Company's convertible notes and early prepayment of debt.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income (loss), non-GAAP; Other (gains) losses, net, non-GAAP; Income (loss) before income taxes, non-GAAP; Provision (benefit) for income taxes, net, non-GAAP; Net income (loss), non-GAAP; and Net income (loss) per share, diluted, non-GAAP.